EXHIBIT 11

                           IGI, INC. AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE
(Unaudited)


(thousands, except per share information)


                                            Three months ended          Nine months ended
                                               September 30,               September 30,
                                           --------------------        --------------------
                                            1997          1996          1997          1996
                                           ------        ------        ------        ------
Net income for primary
 earnings per share                        $  380        $  117        $1,098        $  478
                                           ======        ======        ======        ======
Weighed average shares outstanding          9,477         9,354         9,455         9,307
Common stock equivalents (net of
 common stock deemed reacquired)
 based on average market price                  2            53            62           306
                                           ------        ------        ------        ------
Total equivalent shares for primary
 computation                                9,479         9,407         9,517         9,613
                                           ======        ======        ======        ======
Per share amounts:
 Primary:
Net income                                 $  .04        $  .01        $  .12        $  .05
                                           ======        ======        ======        ======


Fully diluted earnings per share have been omitted as they approximate primary earnings per share.


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